UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 11, 2014

MILLENNIUM INVESTMENT & ACQUISITION COMPANY INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

811-22156

(Commission File Number)

20-4531310

(IRS Employer Identification No.)

301 Winding Road

Old Bethpage, NY 11804

 (Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (212) 750-0371

Millennium India Acquisition Company Inc.

(Former name, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On June 17, 2014, the registrant issued a press release announcing that, subject to remaining conditions precedent, it has agreed to purchase the assets of an activated carbon (“AC”) biomass plant. The AC biomass facility represents approximately $50 million of investment made during the years 2009 to 2012. The facility commenced operations in 2011, but failed to achieve full commercial operations and generate profits, and ceased operating in 2012. The facility is currently in bankruptcy and the registrant would purchase the assets from the bankruptcy trustee. The closing of the acquisition is subject to remaining conditions precedent, and there is no assurance that any of these conditions will be met.

In the press release, the registrant also announced that it has completed a corporate reorganization which has resulted in the change of its name to Millennium Investment & Acquisition Company Inc. from Millennium India and Acquisition Company Inc. The corporate reorganization was undertaken following a change of investment policy, pursuant to which the registrant’s Board of Directors decided to abandon the registrant’s former policy of investing at least 80% of the value of its net assets and borrowings in equity securities of companies operating in India. In conjunction with the change in investment policy, the Board effected the change of name to remove reference to India, in compliance with the U.S. Investment Company Act of 1940 and the rules thereunder. Under the laws and procedures of Delaware, the state where the registrant is incorporated, the change of name became effective as of June 11, 2014.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Ex. No.
99.1	Press release dated June 17, 2014 announcing potential acquisition and completion of name change

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2014	MILLENNIUM INVESTMENT & ACQUISITION COMPANY INC. By /s/ David H. Lesser
David H. Lesser Chairman, CEO, Secretary and Treasurer

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